Appendix A

to the Amended and Restated Operating Expenses Limitation Agreement

(as amended on March 13, 2015; effective as March 30, 2015)

Fund and Share Class	Operating Expense Limit
WBI Absolute Return Balanced Fund
No Load	1.75%
Institutional	1.50%
WBI Absolute Return Dividend Growth Fund
No Load	1.75%
Institutional	1.50%
WBI Absolute Return Balanced Plus Fund
No Load	1.75%
Institutional	1.50%
WBI Absolute Return Dividend Income Fund
No Load	1.75%
Institutional	1.50%

ADVISORS SERIES TRUST	WBI INVESTMENTS, INC.

By: /s/Douglas G. Hess	By: /s/ Donald R. Schreiber
Name: Douglas G. Hess	Name: Donald R. Schreiber
Title: President	Title: Chief Executive Officer